Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of LTX Corporation for the registration of $250,000,000 of common stock, debt securities and warrants and to the incorporation by reference therein of our report dated August 27, 2003, with respect to the consolidated financial statements and schedule of LTX Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Boston, Massachusetts

January 8, 2004